Exhibit 99.2

PRESS RELEASE

INTERNATIONAL SEAWAYS ANNOUNCES AGREEMENT TO ACQUIRE
SIX VLCCs

Transaction to Grow Fleet 30% on a DWT Basis, Reduce Average Fleet Age by More Than Two Years and Further Increase Company’s Earnings Power

New York, NY – December 21, 2017 – International Seaways, Inc. (NYSE: INSW) (the “Company” or “INSW”), one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products in International Flag markets, today announced it has entered into a binding letter of intent to acquire the holding companies for six 300,000 DWT VLCCs with an average age of 1.7 years from Euronav NV (“Euronav”) in connection with the closing of Euronav’s announced acquisition of Gener8 Maritime, Inc. (“GNRT”). The purchase price for the six-vessel acquisition is $434 million, inclusive of assumed debt.

The six vessels that INSW has agreed to acquire include five 2016-built VLCCs and one 2015-built VLCC, each constructed at Shanghai Waigaoqiao Shipbuilding Co., and are expected to be delivered to the Company in the second quarter of 2018. In connection with the transaction, the Company intends to assume the debt currently secured by the acquired vessels, which consists of a $311 million credit facility, maturing between 2027 and 2028, and carrying a fixed annual interest rate of LIBOR plus 2.0%. The transaction is subject to a number of closing conditions, including (i) consummation of Euronav’s announced acquisition of GNRT, (ii) amendment of the Company’s existing credit facility as required to consummate the transaction, (iii) the Company’s receipt of financing necessary to consummate the transaction, (iv) completion of the Company’s due diligence to its reasonable satisfaction, (v) execution of a definitive stock purchase agreement and (vi) receipt of all required third-party consents, third-party approvals and regulatory approvals. The transaction is expected to close in the second quarter of 2018.

Following the closing of the transaction, INSW will reduce the average age of its fleet by over two years while expanding the size of its fleet by 30% on a DWT basis. The Company will have a total fleet of 60 vessels, including 54 conventional crude and product tankers and, through its participation in joint ventures, four liquefied natural gas carriers and two floating storage and offloading service vessels. INSW intends to fund the transaction with a combination of available liquidity, the assumption of all or part of the debt currently secured by the vessels and/or new third-party financing.

“We are pleased to have entered into this compelling en bloc transaction that positions INSW to further increase its earnings power and industry leadership,” said Lois K. Zabrocky, INSW’s president and CEO. “The agreement to acquire these six modern VLCCs under favorable terms demonstrates the significant progress we have made in implementing our fleet growth and renewal strategy since becoming an independent public company. Over the past year, we have entered into transactions to grow our fleet more than 40% on a DWT basis and reduce its average age by more than three years. With a sizeable and high-quality fleet, we are in a strong position to create long-term shareholder value by capitalizing on a recovery in both the crude and product tanker sectors.”

Conference Call

The Company will host a conference call to discuss its agreement to acquire six VLCCs at 11:00 a.m. Eastern Time (“ET”) on December 21, 2017.

To access the call, participants should dial (855) 940-9471 for domestic callers and (412) 317-5211 for international callers. Please dial in ten minutes prior to the start of the call.

A live webcast of the conference call will be available from the Investor Relations section of the Company’s website at http://www.intlseas.com/

An audio replay of the conference call will be available starting at 1:00 p.m. ET on Thursday, December 21, 2017 through 11:59 p.m. ET on Thursday, December 28, 2017 by dialing (877) 344-7529 for domestic callers and (412) 317-0088 for international callers, and entering Access Code 10115319.

About International Seaways, Inc.

International Seaways, Inc. (NYSE:INSW) is one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products in International Flag markets. International Seaways owns and operates a fleet of 56 vessels, including one ULCC, nine VLCCs, two Suezmaxes, eight Aframaxes/LR2s, 12 Panamaxes/LR1s and 18 MR tankers. Through joint ventures, it has ownership interests in four liquefied natural gas carriers and two floating storage and offloading service vessels. International Seaways has an experienced team committed to the very best operating practices and the highest levels of customer service and operational efficiency. International Seaways is headquartered in New York City, NY. Additional information is available at www.intlseas.com.

Forward-Looking Statements

This release contains forward-looking statements. In addition, the Company may make or approve certain statements in future filings with the Securities and Exchange Commission (SEC), in press releases, or in oral or written presentations by representatives of the Company. All statements other than statements of historical facts should be considered forward-looking statements. These matters or statements may relate to the Company’s plans to acquire new vessels, issue dividends, its prospects, including statements regarding trends in the tanker markets, possibilities of strategic alliances, investments and consolidation, and share repurchases. Forward-looking statements are based on the Company’s current plans, estimates and projections, and are subject to change based on a number of factors. Investors should carefully consider the risk factors outlined in more detail in the Annual Report on Form 10-K for the Company and in similar sections of other filings made by the Company with the SEC from time to time. The Company assumes no obligation to update or revise any forward-looking statements. Forward-looking statements and written and oral forward-looking statements attributable to the Company or its representatives after the date of this release are qualified in their entirety by the cautionary statements contained in this paragraph and in other reports previously or hereafter filed by the Company with the SEC.

Investor Relations & Media Contact:

David Siever, International Seaways, Inc.

(212) 578-1635

dsiever@intlseas.com

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